UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2008
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MAXIMUS, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)

11419 Sunset Hills Road, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

MAXIMUS, Inc. (“MAXIMUS”) previously announced its intention to seek a credit line supportive of its desire to maintain an appropriate, balanced capital structure, including having access to borrowed funds as needed.  On January 25, 2008, MAXIMUS as borrower, entered into a Revolving Credit Agreement providing for a senior secured revolving credit facility, with SunTrust Bank as administrative agent, issuing bank and swingline lender and the other lenders party thereto (the“Credit Facility”).

The Credit Facility provides for a $50,000,000 revolving line of credit commitment, which may be used (i) for revolving loans, (ii) for swingline loans, subject to a sublimit of $5,000,000 and (iii) to request the issuance of letters of credit on MAXIMUS’ behalf, subject to a sublimit of $25,000,000.  MAXIMUS may,from time to time (but not more than four (4) times during the term of the Credit Facility),subject to applicable conditions, request an increase in the commitment under the Credit Facility, such that the aggregate commitments under the Credit Facility shall at no time exceed $75,000,000.  The credit available under the Credit Facility may be used, among other purposes, to refinance current indebtedness of MAXIMUS, to repurchase shares of MAXIMUS’ capital stock and to finance the ongoing working capital, capital expenditure, and general corporate needs of MAXIMUS.

MAXIMUS, subject to applicable conditions, may elect interest rates on its revolving borrowings calculated by reference to (i) the prime lending rate as announced by SunTrust Bank (or, if higher, the federal funds effective rate plus 0.50%) (a “Base Rate Borrowing”), (ii) the reserve adjusted rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1), two (2), three (3) or six (6) month period in the London Inter-Bank Market (a “LIBOR Borrowing”), in each case plus an applicable margin (currently 0.00% for Base Rate Borrowings and 0.625% for LIBOR Borrowings) that is determined by reference to MAXIMUS’ then-current leverage ratio.  For swing line borrowings, MAXIMUS will pay interest at the rate of interest for a one (1) month LIBOR Borrowing, plus the applicable margin, or at a rate to be separately agreed upon by MAXIMUS and the administrative agent.

The Credit Facility matures on January 25, 2013, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been terminated or cash collateralized.

The Credit Facility provides for the payment of specified fees and expenses, including an up front fee and commitment and letter of credit fees, and contains certain loan covenants, including, among others, financial covenants providing for a maximum leverage ratio anda minimum fixed charge coverage ratio, and limitations on MAXIMUS’ability with regard to the incurrence of debt, the existence of liens,hedging transactions, dividends and stock repurchases, investments, and mergers, dispositions and acquisitions, and events constituting a change in control.  MAXIMUS’ obligations under the Credit Facility are guaranteed by certain of MAXIMUS’ direct and indirect subsidiaries (collectively, the “Guarantors”) and are secured by substantially all of MAXIMUS’ and the Guarantors’ present and future tangible and intangible assets, including the capital stock of subsidiaries and other investment property.

The Credit Facility contains events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, events constituting a change in control, events of debarment or suspension from contracting with the United States of America or any agency or instrumentality thereof and cross defaults to certain other material indebtedness. The occurrence of an event of default could result in the acceleration of MAXIMUS’obligations under the Credit Facility and the obligations of any or all of the Guarantors to pay the full amount of MAXIMUS’ obligations under the Credit Facility.

The Credit Facility provides that upon required notice, loans thereunder may be prepaid and commitments may be reduced by MAXIMUS without premium or penalty.  Loans will be required to be repaid with the proceeds of certain asset sales if the proceeds are not reinvested within 180 days and with the proceeds of certain debt securities issued by MAXIMUS or any of its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the full text of the Revolving Credit Agreement attached hereto as Exhibit 10.1 and the various other loan documents which are filed as exhibits to this Form 8-K, all of which exhibits are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Ex. No.	Description
10.1
Revolving Credit Agreement, dated January 25, 2008, by and among MAXIMUS, Inc., as borrower, SunTrust Bank as administrative agent, issuing bank and swingline lender and the other lender parties thereto

10.2	Security Agreement, dated January 25, 2008, among MAXIMUS, Inc. and certain subsidiaries of MAXIMUS, Inc., in favor of SunTrust Bank
10.3	Pledge Agreement, dated January 25, 2008, by and among MAXIMUS, Inc. and certain subsidiaries of MAXIMUS, Inc., in favor of SunTrust Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date:	January 29, 2008	By: /s/ David R. Francis
David R. Francis
General Counsel and Secretary